As filed with the Securities and Exchange Commission on May 30, 2017

Registration Statement File No. 333-104124

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

Registration Statement No. 333-104124

UNDER

THE SECURITIES ACT OF 1933

JANUS CAPITAL GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	43-1804048
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

151 Detroit Street

Denver, Colorado 80206

(303) 333-3863

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David W. Grawemeyer, Esq.
Executive Vice President and General Counsel
Janus Capital Group Inc.
151 Detroit Street
Denver, Colorado 80206
(303) 333-3863

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ralph Arditi

David C. Hepp

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

(212) 735-3860

Not applicable.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement of Janus Capital Group Inc. (the “Company”) on Form S-3 (Registration Statement No. 333-104124),  pertaining to the registration of 15,328,632 shares of common stock, par value $0.01 per share, of the Company, as previously filed with the U.S. Securities and Exchange Commission on March 28, 2003 (the “Registration Statement”).

On May 30, 2017, pursuant to the Agreement and Plan of Merger, dated as of October 3, 2016 (the “Merger Agreement”), by and among Henderson Group plc, a company incorporated in Jersey, Horizon Orbit Corp., a Delaware corporation and direct wholly-owned subsidiary of Henderson (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Henderson.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, Colorado, on this 30th day of May, 2017.

JANUS CAPITAL GROUP INC.

By:	/s/ David Grawemeyer
Name: David Grawemeyer
Title: Exec. VP, General Counsel and Secretary

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